UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

ORION MARINE GROUP, INC.
(Name of Registrant as Specified in its Charter)

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ORION MARINE GROUP, INC.
12550 FUQUA ST.
HOUSTON, TEXAS  77034

April 13, 2009

Dear Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the 2009 Annual Meeting of Shareholders of Orion Marine Group, Inc.  The Annual Meeting will be held at 10:00 a.m. local time on Thursday, May 14, 2009, at The Hilton Hotel New York, 1335 Avenue of the Americas, New York, NY  10019.

At the Annual Meeting, you will be asked to:

(1)	To re-elect two members to our Board of Directors, to serve a three year term and until his successor is duly elected and qualified.

(2)	To approve the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2009.

(3)	To transact any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.

The following pages contain the formal Notice of Annual Meeting and the Proxy Statement.

The accompanying Proxy Statement provides detailed information regarding the matters to be acted upon at the Annual Meeting.  In addition to the Proxy Statement, you should also receive a copy of our Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2008.  The Form 10-K provides information regarding our operations as well as our audited, consolidated financial statements.  In accordance with new Securities and Exchange Commission rules, the Proxy Statement and the Form 10-K, as well as our other proxy materials may be found at http://www.vfnotice.com/orionmarine, which does not have cookies that identify visitors to the site.

Your vote is important. Whether you plan to attend the meeting in person or not, please vote your shares as soon as possible. Voting is available via the Internet or telephone, or by paper proxy card. This will ensure representation of your shares if you are unable to attend. Returning the proxy card or voting by telephone or electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.  We look forward to greeting personally those shareholders who will be able to attend.

Sincerely,

J. Cabell Acree, III
Corporate Secretary

Houston, Texas
April 13, 2009

ORION MARINE GROUP, INC.

12550 FUQUA ST.
HOUSTON, TEXAS  77034

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 14, 2009

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://www.vfnotice.com/orionmarine

You may also access the proxy materials and vote your shares at http://www.proxyvote.com

TIME AND DATE:                                   10:00 a.m. local time, on Thursday, May 14, 2009

LOCATION:                                            The Hilton Hotel New York
    1335 Avenue of the Americas
    New York, NY  10019

ITEMS OF BUSINESS:	(1)	To elect two members to our Board of Directors, to serve a three year term and until his successor is duly elected and qualified.

                (2)           To approve the appointment of Grant Thornton LLP as theCompany’s independent registered public accounting firm for 2009.

(3)	To transact any other business that may properly come before the Annual Meeting or any reconvened meeting after an adjournment thereof.

RECORD DATE:	The shareholders of record at the close of business on March 31, 2009, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting.  You can vote your shares by completing and returning the proxy card sent to you.  You also have the option of voting your shares on the Internet or by telephone.  Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement.  You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.  You are invited to attend the Annual Meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date, and return the accompanying proxy as soon as possible.

By Order of the Board of Directors

J. Cabell Acree, III
Corporate Secretary
Houston, Texas
April 13, 2009

ORION MARINE GROUP, INC.

12550 Fuqua Street
Houston, Texas  77034
Telephone:  (713) 852-6500

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

We are providing this Proxy Statement, and accompanying proxy materials, to the holders of the common stock of Orion Marine Group, Inc. (“Orion” or the “Company”) for use at the 2009 Annual Meeting of Shareholders, and any adjournments or postponements thereof.   The Annual Meeting will be held on May 14, 2009, at 10:00 a.m. local time at The Hilton Hotel New York, 1335 Avenue of the Americas, New York, NY  10019.  The Proxy Statement, the enclosed form of proxy, and the Company’s Annual Report for the year ended December 31, 2008 are first being sent to shareholders on or about April 13, 2009.

Our Board of Directors has established March 31, 2009 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof.  Only shareholders at the close of business on the record date are entitled to vote on matters presented at the Annual Meeting.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting.  Please read it and the enclosed materials carefully.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

GENERAL INFORMATION

ABOUT THE COMPANY
We are a leading marine specialty contractor serving the heavy marine infrastructure market.  We provide a broad range of marine construction services on, over, and under the water along the Gulf Coast, the Atlantic Seaboard and in the Caribbean Basin.  Our principal executive offices are located at 12550 Fuqua Street, Houston, Texas  77034.  Our common stock is listed for trading on the NASDAQ Stock Market LLC (NASDAQ Global Select Market) (“NASDAQ”).  Our trading symbol is OMGI.  At the close of business on the Record Date, 21,565,720 shares were outstanding.

ABOUT THE ANNUAL MEETING
Why did I receive these proxy materials?
The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the 2009 Annual Meeting of Shareholders, which will take place on May 14, 2009.  As a shareholder of the Company on the Record Date, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.

Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote in connection with the 2009 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?
There are currently two proposals scheduled to be voted on at the Annual Meeting:
1.	The election of two Class II directors, each to serve a three-year term expiring in 2012; and
2.	The approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009

How does the Board of Directors recommend that I vote?
The Board of Directors recommends a vote:
1.	“FOR” each of the nominees to the Board;
2.	“FOR” the approval of the appointment Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

How many shares can be cast by shareholders?
Each share of common stock is entitled to one vote.  There is no cumulative voting.  There were 21,565,720 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock entitled to vote as of the Record Date must be present, in person or represented by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business.  This is called a “quorum.”  The inspector of elections includes as present those who abstain from voting, those who do not vote on one or more proposals, withheld votes, and broker non-votes for the purpose of determining a quorum.

Who will count the votes?
The Company has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as the Inspector of Elections.

How many votes are required to elect directors and approve the proposals scheduled to be voted on at the Annual Meeting?
Directors are elected by a majority of the votes cast with respect to such director in an uncontested election (the number of votes “for” a director nominee must exceed the number of votes “against.”  Abstentions and broker non-votes have no effect on the election of directors.

The approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting, either in person or represented by proxy and entitled to vote.  Abstentions have the same effect as votes against the proposal.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many of the Company’s shareholders hold their shares through a broker or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those held beneficially.

Shareholder of record
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust, you are considered the shareholder of record for those shares.

Beneficial owner
If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is the shareholder of record.

What are the methods available to me to vote my shares?
A shareholder of record may vote
(1)	In person, by attending the Annual Meeting;
(2)	By telephone, by calling 1-800-690-6903
(3)	Over the Internet, at http://www.proxyvote.com; or
(4)	By mail, by signing, dating and mailing the proxy card in the enclosed postage-paid envelope.

Beneficial owners should refer to the proxy card or information forwarded to you by your broker or other nominee to see what options are available to you.

What if I do not provide specific voting instructions?
If you return your properly signed proxy card prior to the Annual Meeting, but do not mark a selection, it will be voted in accordance with the recommendations of the Board.  In connection therewith, the Board of Directors has appointed J. Cabell Acree, J. Michael Pearson and Mark R. Stauffer as proxies.  All properly executed proxies that specify a choice on the proposals will be voted in accordance with your instructions.  If you are a beneficial owner and do not provide your broker or other nominee with specific voting instructions, your broker or other nominee may generally vote in their discretion, on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms.

Can I change or revoke my vote?
Yes.  You retain the power to revoke your proxy or change your vote any time before it is voted at the Annual Meeting by filing with the Corporate Secretary at the Company’s executive office, a written statement specifying such revocation.  You may also change your vote by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person.  However, a beneficial owner of shares who wishes to vote in person at the Annual Meeting must request, complete and deliver a proxy from your broker or other nominee.

Where can I find the voting results of the meeting?
We will announce preliminary voting results at the Annual Meeting and will publish the final results in the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2009.

How can I access the proxy materials?
Our Form 10-K, as well as our Annual Report to Shareholders and this Proxy Statement may be found on the Internet. You may access these materials through the investor relations section of our website at http://www.orionmarinegroup.com.  In addition, pursuant to new SEC requirements regarding website availability of proxy materials, we have set up a cookie-free site at http://www.vfnotice.com/orionmarine.  You may request hard copies of the proxy materials as well, by writing to Orion Marine Group, Inc., 12550 Fuqua St., Houston, Texas  77034, Attention: Corporate Secretary, or you may email us at cacree.orionmarinegroup.com.

Who pays for the cost of the proxy solicitation?
The Company bears the expense of preparing, printing, mailing, and distributing the proxy materials.  In addition to this solicitation by mail, directors, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile or email.  The Company will request that brokers and other nominee holders of common stock furnish proxy materials to beneficial owners.  The Company will reimburse such brokers and other nominees for their reasonable out-of-pocket expense in doing so.

What is householding?
Householding is a process which allows the Company to reduce costs and provide extra convenience to shareholders by mailing only one copy of proxy materials to multiple shareholders sharing the same address.  If, at any time, you no longer wish to participate in householding, and would prefer to receive separate communications at the same address, or if you are currently receiving multiple copies of Company communications and wish to receive only one, please notify your broker or other nominee if your shares are held beneficially, or notify the Company if you hold our stock directly.  Requests in writing should be addressed to:  Orion Marine Group, Inc., 12550 Fuqua St., Houston, Texas  77034, Attention: Corporate Secretary.

DISCUSSION OF THE PROPOSALS
PROPOSAL NO. 1 – ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect two directors to serve on the Company’s Board of Directors.  The By-Laws of the Company permit the Board to determine, by resolution, the number of directors the Company will have.  The authorized size of the Board is currently set at five persons.

The Company’s Certificate of Incorporation and By-Laws provide for a classified Board of directors, divided into three classes, each class serving a staggered three-year term.  As a result, shareholders will elect approximately one-third of our Board each year.  A director holds office from the time of election until the third annual meeting following election.  The division of our Board into three classes with staggered terms may delay or prevent a change of our management or a change in control.  The term of the Class II directors (2) expire at the 2009 Annual Meeting.

If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated Richard L. Daerr, Jr. and J. Michael Pearson for election as Class II directors each to serve a three-year term expiring at the 2012 annual meeting.  Both Mr. Daerr and Mr. Pearson currently serve as members of the Board; Mr. Pearson is our President and Chief Executive Officer, and Mr. Daerr serves as non-executive Chairman of the Board of Directors.

Please see “The Board of Directors and its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue to serve following the Annual Meeting, their business experience and other information.

Directors are elected by a majority of the votes cast in uncontested elections (the number of votes “for” a director must exceed the number of votes “against” that nominee).  Abstentions and broker non-votes are not counted for purposes of election of directors.

The Board recommends that you vote “FOR” election of all nominees.  Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

PROPOSAL NO. 2 – APPROVAL OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for 2009.  Grant Thornton was also the Company’s independent registered public accounting firm for the year ended December 31, 2008.

The Board is asking shareholders to approve the appointment of Grant Thornton, although ratification is not required by law or by the Company’s by-laws.  The Board is submitting the appointment of Grant Thornton for approval as a matter of good corporate practice.  Whether shareholders approve the appointment or not, the Audit Committee, in its discretion, may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interest of the Company and its shareholders.  There is additional information about Grant Thornton under the heading “Information About Audit Fees and Audit Services,” below.

A representative of the Company’s independent registered public accounting firm, Grant Thornton LLP, is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The Board recommends that you vote “FOR” the approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

We conduct our business under the direction of our Board.  Members of the Board of Directors devote such time, energy and attention as necessary to ensure diligent performance of their duties.

In November 2007, the Board of Directors adopted the Orion Marine Group, Inc. Corporate Governance Guidelines to assure that the Board has the necessary authority and guidelines in place to review and evaluate our business operations and to exercise judgment to act in the best interests of the Company and its shareholders.  The Corporate Governance Guidelines set forth the practices the Board of Directors will follow with respect to making decisions regarding board composition and selection, board meetings, involvement of senior management in board meetings, Chief Executive Officer performance evaluation and succession planning, board committees and compensation matters. Directors are expected to attend all meetings of the Board of Directors and each committee on which they serve, and the Board of Directors encourages all its members to attend each Annual Meeting of Shareholders.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer and complies with the rules of the Securities and Exchange Commission (“SEC”) and Rule 406 of the Sarbanes-Oxley Act of 2002.  The code of ethics is posted on the Company’s website at www.orionmarinegroup.com.  Changes in and waivers to the code of ethics for the Company’s directors, executive officers and certain senior financial officers will be posted on the Company’s website within five business days and maintained for at least twelve months.

Website Availability of Governance Documents

You can access the Company’s Code of Conduct, Code of Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Governance and Compensation Committee Charters on the Investor Relations section of the Company’s website at http://www.orionmarinegroup.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any shareholder who so requests may obtain a printed copy of the governance documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Shareholder Communications with the Board
Interested persons wishing to communicate with the Board may do so by the following means:
Email:          cacree@orionmarinegroup.com., Attn:  Corporate Secretary
Mail:            Board of Directors
              Attn:  Corporate Secretary
      Orion Marine Group, Inc.
  12550 Fuqua Street
  Houston, TX  77034

Director Independence
The Board has reviewed the relationships between the Company and each director and has determined that all of the Company’s directors, except Mr. Pearson who serves as President and Chief Executive Officer, satisfy the NASDAQ’s definition of an independent director.  In addition, each member of the Audit, Compensation, and Nominating & Corporate Governance Committees also satisfies NASDAQ’s independence standards for service on those committees.  Members of the Audit Committee satisfy the independence requirements of the SEC’s Regulation 240.10A-3.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and positions of our director nominees and our continuing directors as of the date of this Proxy Statement.

	Current position	Age	Class	Director since	Term expires
Nominees for Director
Richard L. Daerr, Jr.	Chairman of the Board of Directors	64	II	2007	2009

J. Michael Pearson	President, Chief Executive Officer and Director	61	II	2006	2009

Continuing Directors
Austin J. Shanfelter	Director	51	III	2007	2010

Gene Stoever	Director	70	III	2007	2010

Thomas N. Amonett	Director	65	I	2007	2011

Nominees for Class II Directors for Three-Year Term to Expire in 2012
The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including the nominees’ position with us, and business experience during the past five years.

Richard L. Daerr, Jr. — Mr. Daerr has served as non-executive Chairman of the Board and as a Class II director since May 2007, and is a member of each Board Committee. Mr. Daerr is President of RK Enterprises a firm he founded in 1997 that assists companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior to being acquired, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a NASDAQ listed environmental services company of which Mr. Daerr was a director.  Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company, from 2002 to 2007, where he served as Chairman of an Independent Committee and served on the Audit Committee.  Since 2003, Mr. Daerr has served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company.

J. Michael Pearson — Mr. Pearson has served as our President and Chief Executive Officer and as a Class II director since November 2006. Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a Registered Professional Engineer in Louisiana and Texas.

Background of the Continuing Directors
Thomas N. Amonett -- Mr. Amonett has been a member of our Board and a Class I director since May 2007, and serves as the Chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee. He has been President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services primarily to the oil and gas industry, since 1999. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Mr. Amonett also served as the chairman of the board of TODCO, a provider of contract oil and gas drilling services primarily in the U.S. Gulf of Mexico shallow water and inland marine region from 2005 to 2007. He joined the board of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services, on July 11, 2007, where he serves on the Nominating and Corporate Governance committee and Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter services, since 2006, where he currently serves on the audit committee and executive Compensation Committee.  Mr. Amonett also serves as an advisory director to Triten Corporation, a privately held company.

Austin J. Shanfelter — Mr. Shanfelter has been a member of our Board and a Class III director since May 2007, and has served as chairman of our Compensation Committee since May 2007. He served until December 18, 2008, as a member of the board of directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991.  Mr. Shanfelter has served as President of the Power and Communications Contractors Association (“PCAA”), an industry trade group, and is a member of the board of directors. Mr. Shanfelter also serves as a director of Lock Haven University Foundation.

Gene Stoever — Mr. Stoever has been a member of our Board and a Class III director since May 2007, and has served as chairman of our Audit Committee since May 2007. He was an audit partner with KPMG LLP from 1969 until his retirement in 1993. During his 32-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, refining, oil and gas, distribution, real estate and banking industries, as well as serving as SEC Reviewing Partner responsible for advising and reviewing client filings with the SEC. Mr. Stoever currently serves as chairman of the audit committee of the Board of directors of Propex, Inc. and Evolution Petroleum Corp. (AMEX: EPM) and previously served on the Boards, and as chairman of the audit committees of Purina Mills, Sterling Diagnostic Imaging, and Exopack, LLC. Mr. Stoever is a Certified Public Accountant in Texas and a member of the Texas Society of Public Accountants.

Meetings of the Board of Directors
The Board of Directors held nine meetings during 2008.  All directors attended at least 75% of all meetings of the Board of Directors and all directors attended the Annual Meeting of Shareholders.

Non-management directors meet in executive session on a regular basis, generally after a regularly-scheduled Board meeting.  The Chairman of the Board presides over the executive session.  In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present.  The Compensation Committee has adopted a similar practice.

Committees of the Board
The Board has established three standing committees; the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  Each committee is governed by a written charter approved by the Board of Directors.  A copy of each charter is available on the Company’s website at http://www.orionmarinegroup.com.

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	to select the independent auditor to audit our annual financial statements;

•	to approve the overall scope of and oversee the annual audit and any non-audit services;

•
to assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;

•	to discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;

•	to discuss policies with respect to risk assessment and risk management; and

•	to review with the independent auditor any audit problems or difficulties and management’s responses.

Messrs. Stoever (Chairman), Amonett and Daerr are currently members of the Audit Committee, and the Board has determined each is deemed independent as defined in the applicable rules of NASDAQ, and the SEC and that Mr. Stoever meets the relevant standards as a financial expert as defined in Item 407 of Regulation S-K promulgated by the SEC.  During 2008, the Audit Committee met four times.  A report by the Audit Committee is found further in this Proxy Statement.

The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	to develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

•	to review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;

•	to approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;

•	to review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and

•
to review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Securities Exchange Act of 1934.

Messrs. Shanfelter (Chairman) and Daerr are currently members of the Compensation Committee, and the Board has determined that each is deemed independent as defined in the applicable rules of NASDAQ, and the SEC.  The Compensation Committee met four times during 2008.  A report by the Compensation Committee is found further in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee at any time during 2008 or at any other time has been an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company in 2008 requiring disclosure under Item 404 of Regulation S-K.  During 2008, none of the Company’s executive officers served as a director or member of a Compensation Committee of any other entity that has an executive officer serving as a member of the Company’s Board.

The Nominating and Corporate Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company.  Pursuant to its charter, the Nominating and Corporate Governance Committee has the following responsibilities, among others:

▪
to identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;

▪	to recommend to the Board director nominees for each committee of the Board;

▪	to advise the Board about appropriate composition of the Board and its committees;

▪	to advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;

▪	to lead the Board in its annual review of the performance of the Board and its committees; and

▪	to perform such other functions as the Board may assign to the committee from time to time

Messrs. Amonett (Chairman) and Daerr are currently members of this committee, and the Board has determined that each is deemed independent as defined in the applicable rules of NASDAQ, and the SEC.  The Nominating and Governance Committee, met four times during 2008.

If a shareholder wishes to recommend a nominee for director for the 2010 Annual Meeting of Company Shareholders, written notice should be sent to the Corporate Secretary in accordance with instructions set forth below and later in this Proxy Statement under the caption “Submission of Shareholder Proposals for 2010 Annual Meeting”.  Any shareholder notice of intention to nominate a director shall include:

▪	The name and address of the shareholder;

▪	A representation that the shareholder is entitled to vote at the meeting at which directors will be elected;

▪	The number of shares of the Company that are beneficially owned by the shareholder;

▪	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

▪	The following information with respect to the person nominated by the shareholder:
o	Name and address;
o	A complete resume or statement of the candidate’s qualifications, including education, work experience, industry knowledge, membership on other boards of directors and civic activity;
o	A description of any arrangements and understandings between the shareholder and the nominee and any other persons pursuant to which the nomination is made;
o	The consent of each such nominee to serve as a director if elected; and
o
Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and  NASDAQ.

The Committee seeks to achieve a Board that is composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics.  In addition, prospective directors must have time available to devote to Board activities.  The Nominating & Corporate Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by shareholders, and third party professional search firms.

The Company did not receive any shareholder nominations for director to be considered by the Nominating and Corporate Governance Committee for the 2009 Annual Meeting.

Annual Performance Evaluations
Annually, the Board and its committees conduct self-performance evaluations and review each committee charter.  Also annually, the Corporate Governance Guidelines are reviewed and reassessed for adequacy.

DIRECTOR COMPENSATION

The following table describes the compensation earned by persons who served as non-employee directors during 2008.  Mr. Pearson, who is an employee of the Company, received no additional compensation for his service on the Board.

Name	Fees Earned or Paid in Cash (1)	Stock Compensation (2)	Option Awards (2)(3)(4)	Total
Thomas N. Amonett	$63,250	$972	$15,212	$79,434
Richard L. Daerr, Jr.	$96,250	$972	$15,212	$112,434
Austin J. Shanfelter	$55,750	$972	$15,212	$71,934
Gene Stoever	$62,500	$ --	$16,184	$78,684

(1)	Amounts in this column represent retainers, meeting fees and chair fees as further described below.

(2)
As part of their 2008 compensation package, the non-employee directors each received an equity award of either restricted stock or options with a grant date fair value of $35,000, based on the closing price of the Company’s stock on the date of grant, which award was granted in December, 2008, and at which time the closing price was $8.72.  The amounts shown in the Stock Compensation column represent amounts recognized during 2008 for financial reporting purposes under Statement of Financial Accounting Standards No. 123 (Revised 2004) (SFAS 123R).  Messrs. Amonett, Daerr and Shanfelter elected to receive stock, which is restricted from sale in total for a period of three years.  Mr. Stoever elected to receive options to purchase our common stock, which grant is restricted from exercise for a period of three years and which amount recognized for financial reporting purposes is included in the Option Awards column.  Compensation is expensed ratably over the three year vesting period.

(3)
The value of the stock awards is the total dollar cost recognized from option awards in 2007 and 2008 for financial reporting purposes in accordance with SFAS 123R.  No amounts earned by a director have been capitalized on the balance sheet for 2008.  The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures by the director related to service-based vesting conditions.  The valuation of these stock option awards was made on the equity valuation assumptions described in the Company’s Annual Report on Form 10-K(which accompanies this Proxy Statement) in Note 10 “Stock-Based Compensation” of Notes to Consolidated Financial Statements.  None of the awards has been forfeited.  The options granted in 2007 vest 33% on the first anniversary of the grant date (May 17, 2008) and 1/36 of the total award each month of continuous service thereafter.

(4)
In October 2008, the non-employee directors each were granted 15,000 options separate from their 2008 compensation package.  These options vest 33% on the first anniversary of the grant date (October 9, 2009) and 1/36 of the total award each month of continuous service thereafter.   The grant date fair value of each director’s 2008 option award, computed in accordance with the provisions of SFAS 123R, and the number of stock options held at December 31, 2008 by non-employee directors was:

Name	2008 Grant Date Fair Value of Options ($)	Cumulative Number of Stock Options Held
Thomas N. Amonett	$36,450	21,726
Richard L. Daerr, Jr.	$36,450	21,726
Austin J. Shanfelter	$36,450	21,726
Gene Stoever	$36,450	31,755*
*includes 10,029 options issued described in footnote (2) above

The Compensation Committee of the Board of Directors retained Vivient Consulting (the “independent consultant”) to assist in determining the components and amounts of director compensation for 2008, based on comparisons of board compensation in similarly-situated companies.  The independent consultant also provided assistance with compensation for the named executive officers, as discussed in “Executive Compensation – Discussion and Analysis” below.

Non-employee directors were compensated in 2008 based on the following fee structure:

Annual retainer	$35,000
Attendance at regularly scheduled meeting	$1,000
Board Chairman additional annual retainer	$25,000
Audit Committee Chairman additional annual retainer	$12,500
Chairman of other committee additional annual retainer	$7,000
Member of the Audit Committee additional annual retainer	$7,000
Member of other committee additional annual retainer	$5,000

All retainers and meeting fees are paid quarterly in arrears.  The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.

In addition, the 2008 compensation package to non-employee Board members provided for equity compensation consisting of shares of restricted stock or options to purchase shares with a fair value equal to $35,000 per director on the date of grant, which value is based on the closing price of the Company’s stock on the date of grant.  The equity compensation was provided in December 2008.  All option awards to non-employee Board members are non-qualified stock options and are issued pursuant to the equity compensation plan in effect at the time of the award.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the executive officers of the Company serving as of the date of this Proxy Statement.  All executive officers hold office until their successors are elected and qualified and serve at the discretion of the Board.  There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
J. Michael Pearson	61	President, Chief Executive Officer and Director
Mark R. Stauffer	46	Executive Vice President and Chief Financial Officer
Elliott J. Kennedy	54	Executive Vice President – Gulf Coast
James L. Rose	44	Executive Vice President – Atlantic and Caribbean
J. Cabell Acree, III	50	Vice President, General Counsel and Secretary

Below is a summary of the business experience of our executive officers who do not serve on the Board.  Mr. Pearson’s business experience is included under the caption “Nominees for Class II Directors”, above.

Mark R. Stauffer — Mr. Stauffer has served as our Chief Financial Officer since 2004, and Executive Vice President since 2007, and served as Secretary from 2004 until August 31, 2007. Mr. Stauffer served as our Chief Financial Officer and Vice President from 1999, when he joined us, to October 2004. Prior to joining us, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President and Chief Financial Officer, Vice President-Finance, Controller, Accounting Manager and Staff Accountant. Mr. Stauffer is a Certified Public Accountant.

Elliott J. Kennedy — Mr. Kennedy served as Vice President since 1994 until December 2007, when he was named Executive Vice President – Gulf Coast of the Company. From 1992 to 1994, Mr. Kennedy served as Project Manager for Triton Marine. Prior to joining Triton, Mr. Kennedy served as Estimator/Project Manager for the Insite Division of Nustone Surfacing, Inc. From 1983 to 1989, he was Owner/Project Manager/ Estimator of E.J. Kennedy Design Construction. From 1980 to 1983, Mr. Kennedy was Project Manager/Superintendent for Infinity Construction.

James L. Rose — Mr. Rose has served as President of Misener Marine Construction, Inc. (“Misener Marine”), a wholly-owned subsidiary of the Company, since 2006, and he was named Executive Vice President – Atlantic and Caribbean of the Company in December 2007. Mr. Rose served as Area Manager for Jacksonville for Misener Marine from 2005 to 2006. From 2002 to 2005, Mr. Rose served as Project Engineer and Project Manager for Granite Construction Company. From 2001 to 2002, Mr. Rose served as Project Engineer and Project Manager for Misener Marine.

J. Cabell Acree, III — Mr. Acree joined us on August 13, 2007 as our Vice President and General Counsel and has been serving as Secretary since August 31, 2007. Prior to joining us, Mr. Acree served as Senior Vice President, General Counsel and Secretary of Exopack, LLC from 2002 to 2006; Senior Counsel to PCS Nitrogen, Inc. from 1997 to 2002; Assistant General Counsel to Arcadian Corporation from 1994 to 1997; and as an associate attorney with Bracewell and Giuliani from 1985 to 1993.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables, based in part upon information supplied by officers, directors and certain shareholders, sets forth the ownership of common shares of the Company’s stock as of the Record Date (or with respect to 5% shareholders as of the latest 13G filing) by:

(1)	each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock;
(2)	each of the Company’s directors;
(3)	each of the Company’s named executive officers, and
(4)	all directors and executive officers of the Company as a group.

Security Ownership of Certain Beneficial Owners:

Name and Address	Common Shares Beneficially Owned	Percent of Common Shares(1)
5% Shareholders:
BAMCO, Inc.	1,100,000(a)	5.1%
767 Fifth Avenue
New York, NY 10153

Ronald L. Eubel	1,080,939(b)	5.0%
7777 Washington Village Dr. Suite 210
Dayton, OH 45459

FMR, LLC	2,308,890(c)	10.7%
82 Devonshire Street
Boston, MA 02109

JP Morgan Chase & Co.	1,487,402(d)	6.9%
270 Park Avenue
New York, NY 10017

Wellington Management Company, LLP	2,583,955(e)	12.0%
75 State Street
Boston, MA 02109

(1)	Calculated based on 21,565,720 shares outstanding on the Record Date
(a)
As reported on Schedule 13G filed on February 12, 2009 by BAMCO, Inc. as of December 31, 2008, BAMCO, Inc., Baron Capital Group, Inc., Baron Small Cap Fund, and Ronald Baron has shared voting power and shared dispositive power of these shares.

(b)
As reported on Schedule 13G filed on February 13, 2009, by Ronald L. Eubel, as of December 31, 2008, Ronald L. Eubel, Mark E. Brady, Robert J. Suttman II and William E. Hazel, hold shared voting power and shared dispositive power of 1,080,039 shares.  Mr. Eubel has sole voting power and sold dispositive power for an additional 900 shares.

(c)	As reported on Schedule 13G/A filed on February 17, 2009, FMR, LLC holds 2,308,890 shares with sold dispositive power, of which 945,000 shares have sole voting power.
(d)	As reported on Schedule 13G/A filed on February 2, 1009, JPMorgan Chase & Co. beneficially holds 1,487,402 shares of common stock with sole voting and dispositive power.
(e)
As reported on Schedule 13G/A filed on February 17, 2009, Wellington Management Company, LLP beneficially holds 2,583,955 shares with shared dispositive power, of which 1,701,155 shares have shared voting power.

Security Ownership of Directors, Nominees, and Management

Name of Beneficial Owner (1)	Number of Outstanding Shares of Common Stock Owned	Shares subject to Purchase (2)	Total Beneficial Ownership	Percent of Class (3)

Non-Management Directors: (4)
Thomas N. Amonett	--	4,463	4,463	*
Richard L. Daerr, Jr.	4,000	4,463	8,463	*
Austin Shanfelter	--	4,463	4,463	*
Gene Stoever	--	4,463	4,463	*

Named Executive Officers:
J. Cabell Acree, III	--	12,030	12,030	*
Elliott J. Kennedy	171,773	32,398	204,171	*
J. Michael Pearson	38,416	232,567	270,983	1.2%
James L. Rose	11,211	49,244	60,455	*
Mark R. Stauffer	123,319	79,465	202,784	*

Directors and Officers as a group (9 persons):	348,719	423,556	772,275	3.5%
*Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Orion Marine Group, Inc., 12550 Fuqua St., Houston, Texas 77034
(2)	Includes shares that may be acquired within 60 days of March 31, 2009 by exercising vested stock options, but does not include any unvested stock options
(3)
Calculated based on 21,565,720 common shares outstanding on the Record Date.  For each individual, this percentage is determined by assuming the named shareholder exercises all options which the shareholder has the right to acquire within 60 days of March 31, 2009, but that no other person exercises any options.

(4)	No directors other than Richard L. Daerr, Jr. and J. Michael Pearson have beneficial ownership of the Company’s stock.

Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.

Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except as follows:

On September 8, 2008, the non-employee directors (Messrs. Amonett, Daerr, Shanfelter and Stoever) were granted restricted stock or options as part of the 2008 compensation package.  This grant was not reported on a Form 4 until October 2, 2008.  The grant was rescinded by the Compensation Committee and the Board of Directors, and was re-granted on December 8, 2008 and the individual Form 4’s were filed within the appropriate period.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of the objectives and design of our compensation programs with respect to our named executive officers for the 2008 fiscal year.  Our named executive officers are those individuals who served as our President and Chief Executive Officer, and our Chief Financial Officer during 2008, as well as the other individuals identified in “Executive Officers of the Company” above, and included in the Summary Compensation Table on page 20 of this Proxy Statement.  Targets and goals disclosed in the limited context of this discussion should not be understood to be statements of management’s expectations or estimates of results or other guidance.

The Compensation Committee of our Board is responsible for establishing and implementing the Company’s executive compensation program. The discussion that follows will focus on the philosophy and objectives of the Company’s compensation program, the goals that the program is designed to reward, the determination of the formulas to measure performance and award levels, and the components of executive compensation.

Compensation Philosophy and Objectives
In determining the form and amount of compensation payable to the named executive officers, the Compensation Committee is guided by the following:

•
Compensation levels should be sufficiently competitive to attract and retain key executives.  The Compensation Committee aims to ensure that our executive compensation program attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a substantial portion of total compensation.  We aim to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.” Accordingly, a substantial portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•
Long-term incentive compensation should align executives’ interests with our shareholders.  Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage the company from the perspective of shareholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Compensation Goals
Our executive compensation program is designed to reward strong financial performance of the Company that results from development and execution of our strategic goals and systems to position ourselves as a competitive force within our industry.  In addition, we seek to implement and reinforce a culture of compliance and unwavering commitment to the operation of our business with the highest standards of professional conduct and integrity.

Establishing Executive Compensation
Annually, and typically during the first quarter of the fiscal year, the Compensation Committee determines targeted total compensation levels, as well as the individual pay components of the named executive officers.  In 2007, the Compensation Committee retained the services of the independent consultant to review and provide recommendations concerning the components of the Company’s executive compensation package, including base pay, performance incentives, equity awards, and other benefits for the 2008 fiscal year.  The independent consultant provided the Compensation Committee with comparative market data of compensation practices and programs based on analysis of companies similar in breadth and scope to the Company (the “Peer Group”).  The Peer Group was selected based on companies that met the following criteria:
(1)	Annual revenues of $100 million to $400 million per year;
(2)	US publically traded companies engaged in marine construction/services and civil construction;
(3)	Headquartered in the Gulf Coast region and/or Southern US
(4)	Completed an initial public offering (IPO) within the past three years.

Companies comprising the Peer Group for determination of 2008 compensation were:
Furmanite Corporation
Hill International
Sterling Construction Company, Inc.
Superior Offshore International
Superior Well Services
Team, Inc.

Using the data gathered from published compensation surveys and from peer group proxy filings, the independent consultant determined competitive base salary, bonus and long-term incentive levels for the named executive officers, and prepared recommendations on compensation components and levels.  The Compensation Committee reviewed comparisons based on job title among the Peer Group to set benchmarking levels for 2008, as follows:

•	For 2008, base pay increased 4.5% as the Company migrates over time to compensation levels positioned at the median of similar job titles, experience and tenure within its Peer Group.
•
Base salary plus annual incentive compensation to migrate over time to levels positioned at the median within the Peer Group to attain target level Company and individual performance objectives.  If the company and/or individual objectives are not met; incentive compensation may be below the benchmarked percent or not paid at all.  Annual incentive compensation to be capped at two times base salary.

•
Total direct compensation, or base salary plus annual incentive compensation and long-term incentive grants was also targeted at the median of the Peer Group.  Achievement of superior performance and continued stock price appreciation results in growth of actual direct compensation over time.  Below-target company performance and diminishing stock prices will decrease actual total direct compensation.

•	Current levels of other compensation, including car allowance and matching contributions under our 401(k) plan were reasonable in amount and comparable to the Peer Group.

For the 2009 fiscal year, the Compensation Committee reviewed the effectiveness of the executive compensation program in supporting the Company’s business strategy, conformity with corporate governance guidelines, and the current business and regulatory environment.  The Compensation Committee believes that the Company’s executive compensation program is both reasonable in relation to competitive pay levels, and appropriate in supporting the Company’s business objectives.  The Committee intends to retain an independent consultant to next assess executive and director compensation for the 2010 fiscal year.

Role of Management
The Chief Executive Officer annually reviews the performance of, and compensation for, the named executive officers, other than his own, and makes recommendations to the Compensation Committee with respect to annual base salary adjustments and short- and long-term incentive compensation awards.  The Compensation Committee reviews these recommendations and approves actual compensation for the named executive officers, as the Committee considers appropriate.  The Compensation Committee reviews the performance of, and approves the compensation of, the Chief Executive Officer.

Components of Executive Compensation
There are four elements to the Company’s executive compensation program:

•	Fixed compensation – base pay
•	“At-risk” annual compensation – annual incentives paid in cash, based on achievement of identified performance goals of the Company, as well as achievement of individual goals.
•	“At-risk” long-term compensation – equity awards delivered generally in the form of stock options or restricted stock, which vest over time.
•	Retirement and other benefits

Base Salary.
To determine base salary levels for the named executive officers in 2008, the Compensation Committee considered the recommendations of the Chief Executive Officer, the Committee’s own evaluation of the individual performance of the executive against the established goals, and the recommendations by the independent consultant regarding the prevailing wages in our Peer Group.  Other factors influencing the base salary decision for each named executive officer included level of responsibility, years of service, and experience, and competitive condition.  The Compensation Committee applied the same factors in determination of the base pay of the Chief Executive Officer.  All named executive officers have employment agreements in place, as more fully described below under “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Performance-Based Incentive Compensation
 Incentive Bonus.
Our named executive officers and other key employees of the Company participate in one of two incentive plans.  Payments under these plans are allocated, based on a bonus pool determined by the overall financial performance of the Company, as well as achievement of individual goals that are intended to help the Company accomplish its stated objectives.  The overall financial performance of the Company is measured by a “Net Cash Flow” formula.  This formula is defined as (a) Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), (b) prior to any bonus computation, and (c) less net capital expenditures for the performance period.

The Company selected EBITDA as its measure of financial performance because it is used as a supplemental financial measure by our management as well as external users of our financial statements, such as investors, to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost.  We subtract our net capital expenditures from the Net Cash Flow computation as we regard investment in our core assets a vital component of our operations.

Mr. Pearson (our Chief Executive Officer), Mr. Stauffer (our Chief Financial Officer), Mr. Kennedy and Mr. Rose participate in the Executive Incentive Plan (“EIP”).  Bonuses that may be awarded under the EIP are comprised of a formula award and a discretionary award. The formula award, which accounts for 75% of the bonus to be awarded under the EIP, is based on our achievement of a consolidated Net Cash Flow target, and is only payable if we meet or exceed 80% of that target. The remaining 25% of the bonus amount, which is the discretionary award, is based on mutually-agreed-to individual objectives. These individual objectives are established on an annual basis. Similar to the formula award, the discretionary award is only available if we meet or exceed 80% of the Net Cash Flow target. Earned bonuses under the EIP are payable only if the individual is an employee in “good standing.” An employee is in good standing under the EIP if the employee (a) has not resigned, (b) has not indicated an intention to resign, (c) has not been notified that his employment has been terminated and (d) is not on a performance improvement plan.

Under our Subsidiary Incentive Plan (“SIP”), which is applicable to our subsidiary management teams, and includes Mr. Acree, each participant has a target bonus equal to 30%-50% of his or her annual base salary. The bonus amount is determined by the following four factors: (a) 30% of bonus amount is dependent upon overall company performance; (b) 35%-45% is dependent upon subsidiary financial performance; (c) 15%-20% is dependent upon individual goals established at the discretion of the President and Chief Executive Officer; and (d) 10%-20% is dependent upon subsidiary safety performance. The percentages for items (b), (c), and (d) may be adjusted for an individual at the discretion of the President and Chief Executive Officer. Earned bonuses under the SIP are payable only if the individual is an employee in “good standing.” A participant is in good standing under the SIP if the participant (a) has not resigned, (b) has not indicated an intention to resign, (c) has not been notified that his employment has been terminated and (d) is not on a performance improvement plan.

The SIP is administered by our Senior Management Team (Mr. Pearson and Mr. Stauffer) who approve annually developed performance measures, performance standards, award levels, and award payments subject to approval by the Compensation Committee of the overall plan. Achievement of goals is also determined by our Senior Management Team.

2008 Bonuses - EIP.
Bonuses paid to the named executive officers under the EIP plan for services provided in 2008 were based on the amount allocated to a “bonus pool” based on our performance (determined prior to the award of these bonuses) during the annual performance period, as described above.

In 2008, the aggregate base bonus pools for our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice Presidents were calculated under the following method:

(Actual Net Cash Flow – (80% of Target Net Cash Flow))	* Target Pool amount
20% of Target Net Cash Flow

Calculated as follows:

Bonus Pool =	($33.4 million – ($28.6 million) * $620,000	= $416,169
$7.1 million

Therefore, the bonus pool for 2008 totaled $416,169, of which 75% ($312,127) related to the achievement of the financial component and 25% ($104,042) was discretionary based on achievement of mutually established individual goals by each participant. In recognition of notable performance and significant contributions during 2008, the Compensation Committee, at its discretion, awarded a supplement to the bonus to certain individuals, which totaled $274,809.  However, certain individual goals were not met in full, and the total paid under the EIP plan for 2008 was $670,000.

The individual bonuses received in respect of 2008 performance under the EIP plan were as follows:

J. Michael Pearson	$280,000
Mark R. Stauffer	$160,000
Elliott J. Kennedy	$110,000
James L. Rose	$120,000
Total	$670,000

2008 Bonuses – SIP(Mr. Acree).
Mr. Acree, our Vice President, General Counsel and Secretary, had a target bonus equal to 50% of his earned base salary for 2008. Similar to our 2008 EIP, 75% of Mr. Acree’s bonus was based on our Net Cash Flow for 2008, and 25% was based on individual goals:

75% Bonus Amount =	(Actual Net Cash Flow – 80% of Target Net Cash Flow))	* $84,375
20% of Target Net Cash Flow

75% Bonus Amount =	($33.4 million – ($28.6 million) * $84,375	= $54,843
$7.1 million

Mr. Acree earned the maximum available upon achievement of his individual goals, and received $28,125 in respect of the individual component of his bonus calculation, for a total award to Mr. Acree of $82,968.

2009 Incentive Bonus Structure
As approved by the Compensation Committee, the form and structure of the EIP Plan and the SIP Plan remain the same for fiscal 2009.  The Target Net Cash Flow and the individual goal composition are to be set during the first quarter of 2009.

2007 Bonuses
In 2007, our actual Net Cash Flow exceeded 110% of our target Net Cash Flow and the maximum bonus pool for 2007 totaled $1,041,844, of which 75% ($781,383) related to the achievement of the financial component and 25% ($260,461) was discretionary based on achievement of mutually established individual goals.  The total paid under the EIP plan for 2007 was $1,028,002.  In addition, in 2007, we entered into transaction bonus agreements with our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers (other than Mr. Acree) and certain other key employees. Under these bonus agreements, as amended, our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers and certain other key employees received cash bonuses, common stock grants and options to acquire common stock.

2006 Bonuses.  For 2006, the Net Cash Flow target was $19.2 million or 11.4% greater than the similar target for 2005, and we believe that these targets were considered aggressive at the time they were established.  For 2006, we exceeded the net Cash Flow target and for the most part, the executives achieved many of their individual objectives.  Actual performance results for 2006 significantly exceeded the established targets.  Because no limit was placed on the 2006 bonus amounts, bonuses were much greater than the officers’ base salaries.

Long-Term Incentive Compensation.
 We believe that long-term performance is achieved through an ownership culture that rewards and encourages long-term performance by our executive officers through the use of stock-based awards. Our Long Term Incentive Plan (the “LTIP”) was adopted by the Company and approved by the shareholders in 2007. The purposes of the LTIP are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) restricted stock units, or (f) any combination of such awards. The Compensation Committee will determine on an annual basis who will receive awards under the LTIP and the limitations on those awards. The determination will be based on factors that normally apply to a company’s decision to grant awards,  i.e. , performance and industry conditions.

Subject to their terms, stock options currently awarded generally vest 33% on the first anniversary of the grant date and 1/36 per month thereafter, and expire on the tenth anniversary of the grant date.

The Company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our option grants are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the closing price of a share of the Company’s common stock on the grant date. All grants to executive officers require the approval of the Compensation Committee.

In 2008, the named executive officers each received a grant of options, as discussed in the “Grants of Plan-Based Awards for Fiscal Year Ended 2008” table, below.

Other Awards.  Participants may be granted, subject to applicable legal limitations and the terms of the LTIP and its purposes, other awards related to common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or as a supplement to any awards permitted under the LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Awards.  The Compensation Committee may designate that certain awards granted under the LTIP constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. These standards may include business criteria for us on a consolidated basis, such as total stockholders’ return and earnings per share, or for specific subsidiaries or business or geographical units.

Incentive compensation is intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives are expected to vary depending on the individual executive, but are expected to relate generally to strategic factors such as expansion of our services and to financial factors such as improving our results of operations.

The Company aligns executives’ interests with shareholder value. To that end, we expect that the Compensation Committee will continue to maintain compensation plans that relate a portion of each of our named executive officers’ overall compensation to our financial and operational performance, as measured by revenues, Net Cash Flow, and performance of individual operating divisions, and to accomplishing strategic goals such as the expansion of our business to other geographic areas. We expect that the Compensation Committee will evaluate individual executive performance with a goal of setting compensation at levels it believes are comparable with executives in other companies of similar size and stage of development operating in the heavy civil marine infrastructure industry while taking into account our relative performance and our own strategic goals.

Retirement and Other Benefits.  Executive officers are eligible to participate in our benefit programs as described below. The Compensation Committee reviews the overall cost to us of these various programs generally on an annual basis or when changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining the overall executive officer group, including the named executive officers.

Each named executive officer is eligible to participate in our 401(k) plan. The plan provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit sharing contributions to the plan.

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. In addition, each executive officer is eligible for certain other benefits, including reimbursement of business and entertainment expenses, car allowances and life insurance. The Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable.

Employment Agreements, Severance Benefits and Change in Control Provisions
The employment agreements we entered into in 2007 with our Chief Executive Officer, our Chief Financial Officer and our other named executive officers entitle them to severance benefits in the amount of the officer’s base salary for six months in the event of a resignation for good reason or a termination without cause. In the event of termination related to a change in control (if resignation is for good reason or without cause), the officers receive their respective base salary for two to three years. The Compensation Committee believes that such severance benefits due to these termination events provides our named executive officers a reasonable package based on the value such officers have created, which is ultimately realized by our shareholders. We believe that the payments under the employment agreements will better enable us to maintain the services of our employees if a change of control is contemplated. See “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines. The Compensation Committee will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code prohibits certain companies from deducting compensation of more than $1.0 million paid to certain employees. We believe that compensation paid under the management incentive plans are fully deductible for federal income tax purposes. In certain situations, however, the Compensation Committee may approve compensation that will not meet the necessary requirements in order to ensure competitive levels of total compensation for our executives.

The Compensation Committee relied heavily on the favorable tax treatment associated with restricted stock in connection with the grants of restricted stock awards in 2005.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee,
                     Austin J. Shanfelter, Chairman
Richard L. Daerr, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table
The table below sets forth information regarding compensation earned by, awarded to or paid to the Company’s principal executive officer, principal financial officer and the three other named executive officers of the Company serving as executive officers at the Company’s fiscal year ending December 31, 2008, 2007  and 2006, (collectively, the “Named Executive Officers”).  Mr. Acree joined the Company in August, 2007.

Name and Principal Position	Year	Salary $	Incentive Plan Compensation $ (1)	Stock Awards $ (2)	Option Awards $ (3)	All Other Compensation $		Total $
J. Michael Pearson	2008	$398,077	$280,000	$--	$184,284	$25,250	(4)	$887,611
President and Chief	2007	300,000	1,357,204	250,000	195,376	25,250	(4)	2,127,830
Executive Officer	2006	202,884	840,973	--	52,800	14,058	(4)	1,110,715
Mark R. Stauffer Executive Vice President	2008	249,439	160,000	--	151,936	20,700	(5)	582,075
and Chief Financial	2007	220,000	1,011,949	--	76,546	15,000	(5)	1,323,495
Officer	2006	199,423	770,427	--	9,900	6,772	(8)	986,522
Elliott J. Kennedy	2008	219,615	110,000	--	105,253	4,596	(6)	439,464
Executive Vice President	2007	200,000	264,396	48,749	38,630	4,882	(6)	556,657
	2006	179,424	900,000	--	--	4,701	(8)	1,084,125
James L. Rose	2008	208,960	120,000	--	98,772	7,020	(7)	434,752
Executive Vice President	2007	155,000	245,714	--	37,224	7,020	(7)	444,958
	2006	131,779	91,100	--	9,900	184	(8)	232,963
J. Cabell Acree, III Vice President, General	2008	225,000	82,968	--	42,412	6,651	(9)	357,031
Counsel and Secretary	2007	76,450	44,294	--	10,284	30,000	(9)	161,028

(1)	See the discussion of “Performance Based Incentive Compensation”, above.
(2)	Represents the fair value on the day of award of 18,519 shares of stock awarded to Mr. Pearson and 3,611 shares of common stock awarded to Mr. Kennedy.
(3)
Represents the compensation costs recognized in 2008 for awards granted in 2008 and in prior years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes for fiscal 2008. Assumptions used to calculate these amounts are included in Note 10 “Stock Based Compensation” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)
For Mr. Pearson, this amount reflects an automobile allowance provided to him of $15,000, $15,000 and $12,298, and the Company’s matching contribution to his account under the Company’s 401(k) Plan in the amount of $10,250, $10,250 and $1,760 for 2008, 2007 and 2006, respectively.

(5)
For Mr. Stauffer, this amount reflects an automobile allowance provided to him of $11,400 and $5,700 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $9,300 and $9,300 for 2008 and 2007, respectively.

(6)
For Mr. Kennedy, this amount reflects the value of use of a company-provided vehicle of $496 and $782 and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $4,100 and $4,100 in 2008 and 2007, respectively.

(7)	For Mr. Rose, this amount reflects an automobile allowance of $7,020 in each of 2008 and 2007.
(8)
The amounts reported in 2006 reflect the value of the named executive officer’s personal use of a company automobile, and with the exception of Mr. Rose, our matching contributions to the named executive’s account under our 401(k) Plan.

(9)	For Mr. Acree, this amount reflects the Company’s matching contribution to his account under the Company’s 401(k) Plan in 2008 and relocation expense reimbursement in 2007.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2008.

		As of December 31, 2008 Estimated Future Payout Under Non-Equity Incentive Plan Awards (1)			All Option Awards: Number of Securities Underlying Options(#)(2)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Name	Grant Date	Threshold $	Target $	Maximum $
J. Michael Pearson	Incentive	0	$280,000	$ --
	10/7/08				79,750	$6.00	$193,793
Mark R. Stauffer	Incentive	0	160,000	--
	10/7/08				54,860	$6.00	$133,310
Elliott J. Kennedy	Incentive	0	110,000	--
	10/7/08				34,450	$6.00	$83,714
James L. Rose	Incentive	0	120,000	--
	10/7/08				34,450	$6.00	$83,714
J. Cabell Acree, III	Incentive	0	82,968	--
	10/7/08				11,350	$6.00	$27,581

(1)
As described above, bonus awards under the EIP and SIP are based on the achievement of a combination of financial performance by the Company individual goals by each named executive.  Until 80% of the Net Cash flow Target is reached, the executive is not eligible to receive a bonus.  Therefore, the threshold bonus is $0.  The target payment represents the amount paid relating to the 2008 EIP and SIP.(2)The option awards were issued under the LTIP.  Provided the named executive officer remains continuously employed with the Company, the option awards will vest with respect to 33% of the underlying shares on the first anniversary of the grant date (October 7, 2009) and one-thirty-sixth of the underlying shares upon the completion of each full month following the first year anniversary, such that all options are fully vested on the third anniversary of the grant date.

(3)
The amounts shown reflect the grant date fair value of the applicable option awards computed for financial reporting purposes in accordance with SFAS 123R.  The valuation was made on the assumptions more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 in Note 10 “Stock-Based Compensation” in the Notes to the Consolidated Financial Statements.

Narrative Discussion of Amounts in Summary Compensation Table and Grants of Plan Based Awards Table
Employment Agreements
Employment Agreements with Certain Officers.  We have entered into an employment agreement with our Chief Executive Officer, our Chief Financial Officer, each of our other named executive officers and certain other key employees. The employment agreements for each officer and key employee had an initial term of two years commencing on May 17, 2007 or August 13, 2007 in the case of Mr. Acree. Each employment agreement may be renewed for an additional period at the end of the initial term upon the mutual agreement of the parties entered into at least 30 days prior to the end of the initial term. Each employment agreement provides for a base salary, a discretionary bonus, and participation in our benefit plans and programs.

On April 11, 2008, the Compensation Committee approved, and the Board ratified, an amendment to our President and Chief Executive Officer, Mr. Pearson’s employment agreement, extending the initial term of the employment agreement for an additional year with the initial term expiring now on May 17, 2010 instead of May 17, 2009.  Provisions of the employment agreement providing for a mutually-agreed extension after expiration of the initial term remained in place.

The base salaries for 2008 for each of our named executive officers were as follows: J. Michael Pearson — $400,000; Mark R. Stauffer — $250,000; Elliott J. Kennedy — $220,000; James L. Rose — $210,000; and J. Cabell Acree, III — $225,000. Under the employment agreements, the officers are entitled to severance benefits in the event of a resignation for good reason or a termination without cause of the officer’s base salary continued for a period of six months if such resignation or termination is not in connection with a change of control.  Mr. Pearson’s amended employment agreement reflects his current annual base salary of $400,000, approved earlier by the Compensation Committee.

The employment agreements also provide for certain change of control benefits. The officers are entitled to severance benefits of the officer’s base salary continued for a period of two to three years in the event of a resignation for good reason or a termination without cause that is related to a change of control at any time three months prior to or within twelve months after a change of control. Such period is two years for Messrs. Kennedy, Rose and Acree, and three years for Messrs. Pearson and Stauffer. The amount of such severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a Federal excise tax.

The agreements also include confidentiality provisions without a time limit and non-competition provisions which apply during the periods specified in the employment agreements..

Stock Incentive Plans
2005 Stock Incentive Plan.  We adopted a Stock Incentive Plan in 2005 for issuances of equity-based awards based on our common stock to our current or future employees and directors. The Stock Incentive Plan consists of two components: restricted stock and stock options. The 2005 Stock Incentive Plan is limited as follows:  The aggregate number of such shares delivered under the 2005 Stock Incentive Plan and the Long Term Incentive Plan (described below) may not exceed an aggregate total of 2,943,946 shares.  Stock withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The Stock Incentive Plan is administered by our Board. The Board of directors may delegate administration of the Stock Incentive Plan to a committee of the Board.

Our Board may terminate or amend the Stock Incentive Plan at any time with respect to any shares of stock for which a grant has not yet been made. Our Board of directors also has the right to alter or amend the Stock Incentive Plan or any part thereof from time-to-time, including increasing the number of shares of stock that may be granted subject to stockholder approval. No change, however, in the Stock Incentive Plan or in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The Stock Incentive Plan will expire on the earlier of the tenth anniversary of its approval by stockholders or its adoption or its termination by the Board of directors. Awards then outstanding will continue pursuant to the terms of their grants.

Restricted Stock.  Restricted stock is stock that vests over a period of time and that during such time is subject to forfeiture. At any time in the future, the Compensation Committee may determine to make grants of restricted stock under the Stock Incentive Plan to employees and directors containing such terms as the Compensation Committee shall determine. The Compensation Committee will determine the period over which restricted stock granted to employees and members of our Board will vest. The Compensation Committee may base its determination upon the achievement of specified financial or other objectives. Shares of common stock to be delivered as restricted stock may be newly issued common stock, common stock already owned by us, common stock acquired by us from any other person or any combination of the foregoing. If we issue new common stock upon the grant of the restricted stock, the total number of shares of common stock outstanding will increase. We intend the restricted stock under the Stock Incentive Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common stock. Therefore, Stock Incentive Plan participants will not pay any consideration for the common stock they receive, and we will receive no remuneration for the stock.

Stock Options.  The Stock Incentive Plan permits the grant of options covering our common stock. Options may be incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options as determined by the Compensation Committee. At any time in the future, the Compensation Committee may determine to make grants under the Stock Incentive Plan to employees and members of our Board containing such terms as the committee shall determine. Stock options will have an exercise price that may not be less than the fair market value of the stock on the date of grant. In general, stock options granted will become exercisable over a period determined by the Board. If a grantee’s employment or membership on the Board terminates for any reason, the grantee’s unvested stock options will be automatically forfeited unless, and to the extent, the option agreement or the Board provides otherwise.

Long Term Incentive Plan.  We adopted our Long Term Incentive Plan (the “LTIP”) on March 27, 2007, and the stockholders approved the LTIP on May 2, 2007. The purposes of the LTIP are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) restricted stock units, or (f) any combination of such awards.

Shares Available.  The maximum aggregate number of shares of our common stock that may be reserved and available for delivery in connection with awards under the LTIP is 2,017,938, but is also limited so that the total shares of common stock that may be delivered under the LTIP and the 2005 Stock Incentive Plan may not exceed 2,943,946. If common stock subject to any award is not issued or transferred, or ceases to be issuable or transferable for any reason, those shares of common stock will again be available for delivery under the LTIP to the extent allowable by law.

Eligibility.  Any individual who provides services to us, including non-employee directors and consultants, and is designated by the Compensation Committee to receive an award under the LTIP will be a “Participant.” A Participant will be eligible to receive an award pursuant to the terms of the LTIP and subject to any limitations imposed by appropriate action of the Compensation Committee.

Administration.  Our Board of directors has appointed the Compensation Committee to administer the LTIP pursuant to its terms, subject to board approval of plan structure, amendments and modifications. Our Compensation Committee will, unless otherwise determined by the Board of directors, be comprised of two or more individuals each of whom constitutes an “outside director” as defined in Section 162(m) of the Code and “nonemployee director” as defined in Rule 16b-3 under the Exchange Act. Unless otherwise limited, the Compensation Committee has broad discretion to administer the LTIP, including the power to determine to whom and when awards will be granted, to determine the amount of such awards (measured in cash, shares of common stock or as otherwise designated), to proscribe and interpret the terms and provisions of each award agreement, to accelerate the exercise terms of an option (provided that such acceleration does not cause an award intended to qualify as performance based compensation for purposes of Section 162(m) of the Code to fail to so qualify), to delegate duties under the LTIP and to execute all other responsibilities permitted or required under the LTIP.

Terms of Options.  The Compensation Committee may grant options to eligible persons including (a) incentive stock options (only to our employees) that comply with Section 422 of the Code and (b) nonstatutory options. The exercise price for an incentive stock option must not be less than the greater of (a) the par value per share of common stock or (b) the fair market value per share as of the date of grant. The exercise price per share of common stock subject to an option other than an incentive stock option will not be less than the par value per share of the common stock (but may be less than the fair market value of a share of the common stock on the date of grant). Options may be exercised as the Compensation Committee determines, but not later than 10 years from the date of grant. Any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Code must have an exercise price of at least 110% of the fair market value of the underlying shares at the time the option is granted and may not be exercised later than five years from the date of grant.

Terms of SARs.  SARs may be awarded in connection with or separate from an option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. SARs awarded in connection with an option will entitle the holder, upon exercise, to surrender the related option or portion thereof relating to the number of shares for which the SAR is exercised, which option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related option is exercisable or transferable. SARs granted independently of an option will be exercisable as the Compensation Committee determines. The term of a SAR will be for a period determined by the Compensation Committee but will not exceed ten years. SARs may be paid in cash, common stock or a combination of cash and stock, as provided for by the Compensation Committee in the award agreement.

Restricted Stock Awards.  A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion. Except as otherwise provided under the terms of the LTIP or an award agreement, the holder of a restricted stock award may have rights as a stockholder, including the right to vote or to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Compensation Committee). A restricted stock award that is subject to forfeiture restrictions may be forfeited and reacquired by us upon termination of employment or services. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units.  Restricted stock units are rights to receive common stock, cash, or a combination of both at the end of a specified period. Restricted stock units may be subject to restrictions, including a risk of forfeiture, as specified in the award agreement. Restricted stock units may be satisfied by common stock, cash or any combination thereof, as determined by the Compensation Committee. Except as otherwise provided by the Compensation Committee in the award agreement or otherwise, restricted stock units subject to forfeiture restrictions will be forfeited upon termination of a participant’s employment or services prior to the end of the specified period. The Compensation Committee may, in its sole discretion, grant dividend equivalents with respect to restricted stock units.

Other Awards.  Participants may be granted, subject to applicable legal limitations and the terms of the LTIP and its purposes, other awards related to common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or a supplement to any awards permitted under the LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Awards.  The Compensation Committee may designate that certain awards granted under the LTIP constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. These standards may include business criteria for us on a consolidated basis, such as total stockholders’ return and earnings per share, or for specific subsidiaries or business or geographical units.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2008:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by shareholders	2,303,608	$5.04	640,338
Equity compensation plans not approved by shareholders	--	--	--
Total	2,303,608	$5.04	640,338

Outstanding Equity Awards At Fiscal Year End 2008
The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2008:

	Option awards				Stock awards
	Number of securities underlying unexercised options
Name	Exercisable	Unexercisable	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock that have not vested ($)(6)
J. Michael Pearson	179,373	--	$1.96	3/31/2016 (1)
	23,521	21,323	$13.50	5/17/2017 (2)
	16,500	33,500	$14.25	12/4/2017 (4)
	--	79,750	$6.00	10/7/2018 (5)

Mark R. Stauffer	33,633	--	$1.96	3/31/2016 (1)
	23,521	21,323	$13.50	5/17/2017 (2)
	11,319	22,981	$14.25	12/4/2017 (4)
	--	54,860	$6.00	10/7/2018 (5)

Elliott J. Kennedy	17,645	15,991	$13.50	5/17/2017 (2)
	7,095	14,405	$14.25	12/4/2017 (4)
	--	34,450	$6.00	10/7/2018 (5)

James L. Rose
	18,508	15,125	$1.96	3/31/2016 (1)	3,171	$30,632
	14,115	12,791	$13.50	5/17/2017 (2)
	7,095	14,405	$14.25	12/4/2017 (4)
	--	34,450	$6.00	10/7/2018 (5)

J. Cabell Acree, III	6,618	8,382	$14.05	8/31/2017 (3)
	2,343	4,757	$14.25	12/4/2017 (4)
	--	11,350	$6.00	10/7/2018 (5)

(1)
These option awards were issued under the 2005 Stock Incentive Plan.  Provided the named executive remains continuously employed with the Company, the option awards vest (a) 20% upon the first anniversary of grant date (March 31, 2007), and (b) one-sixtieth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the fifth anniversary of the grant date.  Notwithstanding, pursuant to the terms of a transaction bonus agreement entered into with each Mr. Pearson and Mr. Stauffer effective as of April 2, 2007, as amended, the options vested in full upon consummation of the 2007 Private Placement.

(2)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (May 17, 2008) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(3)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (August 31, 2008) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(4)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (December 4, 2008) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(5)
These option awards were issued under the LTIP.  These options vest (a) 33% upon the first anniversary of grant date (October 7, 2009) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.

(6)
On May 3, 2005, Messrs. Stauffer, Kennedy, and Rose received awards of 123,319, 168,162, and 11,211 shares of restricted stock, respectively. The shares of restricted stock were issued under the 2005 Stock Incentive Plan. Provided the named executive officer remains continuously employed with us (or a parent or subsidiary of ours), the restricted stock will vest (or, as applicable, vested) as follows: (a) one-fifth of the restricted stock became vested on May 3, 2006, and (b) one-sixtieth of the restricted stock will vest (or, as applicable, vested) upon the completion of each full month following May 3, 2006. Notwithstanding, pursuant to the terms of a transaction bonus agreement entered into with each of Mr. Stauffer and Mr. Kennedy effective as of April 2, 2007, as amended, their stock vested in full upon the consummation of the 2007 Private Placement.  The shares of stock awarded to Mr. Rose continue to vest ratably until all shares are vested on May 3, 2010.

Option Exercises and Stock Vested In Fiscal Year Ended 2008

The following table reflects the vested stock held by our named executive officers during 2008:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James L. Rose	2,244	$26,517
No other executive officer received shares of stock or had shares of stock vest during 2008.

Potential Payments upon Termination or Change in Control

J. Michael Pearson
2007 Employment Agreement (Amended April, 2008).  On April 2, 2007, we entered into a two year employment agreement (expiring May 2009) with Mr. Pearson, which was amended in April, 2008 to extend the initial term until May 17, 2010. The employment agreement may be extended by mutual agreement of Mr. Pearson and us. Provisions of the employment agreement provide for a mutually-agreed extension after expiration of the initial term.  Pursuant to this employment agreement, if, unrelated to a change in control (as defined below) Mr. Pearson is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below), he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, we terminate Mr. Pearson without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of three years, payable in accordance with our normal payroll practices.

For this purpose the term “change in control” generally means the occurrence of any of the following events:

(a) A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion.

(b) A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

 (c) A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

The term “cause” means: (a) a material breach by Mr. Pearson of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by Mr. Pearson against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or  nolo contendere , deferred adjudication or unadjudicated probation of Mr. Pearson for any felony or any crime involving moral turpitude; or (d) Mr. Pearson’s failure or refusal to carry out, or comply with, any lawful directive of our Board of directors consistent with the terms of the employment agreement which is not remedied within 30 days after Mr. Pearson’s receipt of notice from us.

The term “good reason” means: (a) a substantial reduction of Mr. Pearson’s base salary without his consent; (b) a substantial reduction of Mr. Pearson’s duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by Mr. Pearson and us; or (c) the relocation of Mr. Pearson’s primary work site to a location greater than 50 miles from Mr. Pearson’s work site as of the effective date of the employment agreement.

Mark R. Stauffer
2007 Employment Agreement.  On April 2, 2007, we entered into an employment agreement with Mr. Stauffer. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Stauffer and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Stauffer is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Stauffer is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of three years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

Elliot J. Kennedy
2007 Employment Agreement.  On April 2, 2007, we entered into an employment agreement with Mr. Kennedy. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Kennedy and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Kennedy is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Kennedy is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of two years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

James L. Rose
Stock Option and Restricted Stock Agreements.  As provided in his stock option and restricted stock agreements, in the event that Mr. Rose is involuntarily terminated other than for cause within twelve months following a corporate change his then unvested stock options and shares of restricted stock will fully vest. Assuming, therefore, that such a corporate change and termination occurred on December 31, 2008, his option to purchase 33,633 shares of our common stock and 3,171 shares of unvested restricted stock would have become fully vested. Assuming that the fair market value of our common stock was $9.66 a share (i.e., the closing price as listed on NASDAQ as of December 31, 2008) the value to Mr. Rose of this accelerated vesting would have been $258,974 for the stock options, and $30,632 for the restricted stock. For purposes of the foregoing, the terms “involuntary termination,” “good reason,” and “corporate change” each have the meaning ascribed to such terms with respect to Mr. Pearson’s stock option agreement, described above.

2007 Employment Agreement.  On April 2, 2007 we entered into an employment agreement with Mr. Rose. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Rose and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Rose is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Rose is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of two years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

J. Cabell Acree, III
2007 Employment Agreement.  On August 13, 2007 we entered into an employment agreement with Mr. Acree. The employment agreement is for a term of two years, after which time it may be extended by mutual agreement of Mr. Acree and us. Pursuant to this employment agreement, if, unrelated to a change in control Mr. Acree is terminated without cause or he voluntarily terminates his employment for good reason, he would be entitled to receive his base salary (as of the date of such termination) for a period of six months, payable in accordance with our normal payroll practices.

The employment agreement also provides that in the event that, in connection with a change of control, Mr. Acree is terminated by us without cause, or he voluntarily terminates his employment for good reason during the period that begins on the date that is three months prior to the occurrence of a change in control and ends on the date that is twelve months following the occurrence of a change in control, he would be entitled to receive his base salary (as of the date of such termination) for a period of two years, payable in accordance with our normal payroll practices.

For purposes of the foregoing, the terms “change in control,” “good reason,” and “cause” each have the meaning ascribed to such terms with respect to Mr. Pearson’s 2007 employment agreement, described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions.  Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest.  A Related Party Transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000.  A Related Party Transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions.  Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors.  The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions.  If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval.  Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of NASDAQ listing standards and (ii) at least one member meets certain standards as a financial expert.  Mr. Stoever, Chairman of the Committee, meets the relevant standards as a financial expert.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting.  The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors.  In fulfillment of its responsibilities, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s 2008 audited consolidated financial statements and such matters required by Statement on Accounting Standards No. 61 Communication With Audit Committees (as amended).  In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm, without management present, the overall scope of its audit, results of its examinations, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Respectfully submitted by the members of the Audit Committee
Gene Stoever, Chairman
Richard L. Daerr, Jr.
Thomas N. Amonett

Audit Fees
The following table sets forth the aggregate fees Grant Thornton LLP billed to the Company for the years ended December 31, 2008 and 2007.

	2008	Percent Approved by Audit Committee	2007	*	Percent Approved by Audit Committee
Audit fees(1)	$539,344	100%	$629,175		100%
Audit-related fees (2)
Tax fees (3)	--	100%	$80,115		100%
All other fees
Total fees	$539,344	100%	$709,290		100%
*The Company became a public company on December 20, 2007

(1)	Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC.  The Company operated as a private company until December 20, 2007.
(2)
Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)
Includes fees associated with tax compliance, tax advice and domestic and international tax planning as well as tax return preparation.  The Company retained another accounting firm to provide tax return preparation services in 2008.

Audit and Non-Audit Service Approval Policy In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

Audit Services. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit-related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.

Tax Fees. As a private company in 2007, our independent registered public accounting firm provided tax services to the Company.  The Company retained another independent registered public accounting firm to provide tax services in 2008.

All Other Services. Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Procedures for Approval of Services. All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.

Annual Report

The Annual Report to Shareholders, which includes our consolidated financial statements for the year ended December 31, 2008, has been mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2010 Annual Meeting of Stockholders must be submitted to the Corporate Secretary of the Company no later than December 24, 2009 in order to be considered timely received.

By Order of the Board of Directors
J. Cabell Acree, III, Secretary

ORION MARINE GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 14, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received a Notice of the Annual Meeting of Shareholders of Orion Marine Group, Inc. (the “ Company ”) to be held on Thursday, May 14, 2009 at 10:00 a.m. local time at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, NY  10019 or at any adjournment thereof (the “ Annual Meeting ”) together with the Board of Directors’ proxy statement therefor; and revoking all prior proxies, hereby appoint(s) J. Cabell Acree, J. Michael Pearson and Mark R. Stauffer, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

[X] Please mark your votes as in this example.

The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR the election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All proposals are made by the Company.

1.  Election of two Class II directors (or if the nominee is not available for election, a substitute designated by the Board of Directors).

Nominee	Class	Term
Richard L. Daerr, Jr.	II	Three years
J. Michael Pearson	II	Three years

FOR ALL	[ ]
WITHHOLD ALL	[ ]
FOR ALL EXCEPT ____________________________________________________

2.  Approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

FOR           [           ]           AGAINST                      [           ]           ABSTAIN                      [           ]

If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side — you do not need to mark any boxes.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please sign exactly as your name appears on this proxy. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.